EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of Solutia's subsidiaries as of December 31, 2010, except for unnamed subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

	Percentage of Voting Power Owned by Solutia	Jurisdiction of Incorporation

Monchem International, Inc.	100%	Delaware
Solutia Europe SPRL/BVBA	100%	Belgium
Solutia Services International SCA/Comm, VA	100%	Belgium
CPFilms Inc.	100%	Delaware
Flexsys Coordination Center SA/NV	100%	Belgium
Flexsys Holdings B.V	100%	Netherlands
Solchem Netherlands C.V	100%	Netherlands
Solutia Netherlands Holdings B.V	100%	Netherlands
Solutia Solar GmbH	100%	Germany
Solutia U.K. Limited	100%	South Wales
Flexsys America L.P	100%	Delaware
Flexsys Verwaltungs- und Beteiligungsgesellschaft (VuB) GmbH	100%	Germany
Flexsys Chemicals (M) Sdn Bhd	100%	Malaysia
Flexsys K.K. (Kabushiki Kaisha)	100%	Japan
Flexsys Asia Pacific Sdn. Bhd	100%	Malaysia
Solutia Performance Products Solutions, Ltd	100%	Mauritius
Flexsys Verkauf GmbH	100%	Germany
Solutia Brasil Ltda	100%	Brazil